EXHIBIT 99.2

CORPORATE PARTICIPANTS

Leigh Parrish
Financial Dynamics - IR

Craig Levra
Sport Chalet - Chairman and CEO

Howard Kaminsky
Sport Chalet - CFO

CONFERENCE CALL PARTICIPANTS

Rick Nelson
Stephens Inc. - Analyst

Jeff Mintz
Wedbush Morgan Securities - Analyst

Reed Anderson
D.A. Davidson & Co. - Analyst

Mike Mork
Mork Capital Management - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to Sport Chalet's first quarter 2009 earnings conference call. At this time, all participants are in listen-only mode. Later, we will conduct a question and answer session, and instructions will follow at that time. (OPERATOR INSTRUCTIONS) As a reminder, ladies and gentlemen, this conference is being recorded today, July 30, 2008. It may not be reproduced in whole or part without permission from the Company.

I would now like to introduce Leigh Parrish of FD. Please go ahead.

Leigh Parrish - Financial Dynamics - IR

Thank you. Good afternoon, everyone, and thank you for joining us today. If you have not received a copy of Sport Chalet's press release, please feel free to call us at 212-850-5600 and we can have a copy sent to you.

Before we begin, I'd like to make a brief statement regarding forward-looking remarks that you may hear today on the call. Except for historical information, the statements made on this conference call are forward-looking and made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general, and in the Company's specific market areas, inflation, the challenge of implementing the Company's expansion plans and maintaining its competitive position, changes in cost of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the SEC.

And now, I'd like to turn the call over to Craig Levra, Chairman and CEO of Sport Chalet. Craig?

Craig Levra - Sport Chalet - Chairman and CEO

Thanks, Leigh. Good afternoon everyone, and thanks for joining us today. On the call with me is Howard Kaminsky, our Chief Financial Officer. Following my overview of our first quarter performance and highlights, Howard will review our financial results. After our formal comments, we will both be available to answer any questions you might have.

From both a top and bottom-line perspective, we continue to experience declining trends that reflected the weaker US economy. Sales for the quarter were down 4.8% and we reported a net loss of $4.5 million, or $0.32 per diluted share.

As you all know, the challenges in the macroeconomic environment have persisted throughout the United States and continue to more heavily affect the western states where we operate. We are continuing to pursue initiatives in the near-term to help manage the impact of weaker macroeconomic trends which we expect will continue for the next few quarters, while also focusing on strategies that will better position Sport Chalet for the long-term.

Specifically, during the first quarter, we directed efforts toward controlling inventory levels, managing expenses, and ensuring strong overall working capital management. We were promotional during the quarter to drive traffic in sales, however, we were targeted in our promotions to preserve gross margin where possible. Our team is doing a very good job of managing inventory and markdowns. We are also being diligent but strategic in managing expenses. Connecting with our customers and providing them with a terrific shopping experience remains our priority. We are pleased with our efforts to control costs without compromising the shopping experience for our customers.

Overall, we are focused on being a more efficient organization and we believe we are taking all of the right strategic steps to achieve our long-term goals. We are managing through the difficult environment as a result of the hard work of our team and systems improvements which have strengthened Sport Chalet and made us more nimble.

During the quarter, we advanced initiatives across many areas of our business while we continue to focus on connecting with our customers. I'll briefly discuss some of our ongoing activities. First, by the end of fiscal 2008, we have successfully implemented our SAP financial and merchandising software system as well as our Enterprise Selling system. As you know, we successfully installed SAP during a difficult time last year. Our team never wavered, and, as a result, we completed one of the fastest and least expensive SAP launches ever.

While we are still learning and getting used to operating with these systems, we are all excited about the early advantages and implications for our business. We are capturing valuable data from our SAP system that is allowing us to better serve our customers' needs and operate more efficiently, both of which are benefits we expected from this system. We expect these improvements to our systems and infrastructure will continue to benefit our business for the next 25 years.

Second, we continue to execute our merchandising initiatives as planned. As many of you know, a major component of our merchandising strategy is our commitment to provide branded product, not private label. We remain confident that our goal to be first to market with new branded merchandise is appropriate for our customers. As such, we continue to ensure that our stores are stocked with a variety of quality brands for their preferred sporting interests.

We are pleased that while traffic in sales remain down, we increased our average ticket by 7.6% compared to the same period last year, as our customers responded to our refined merchandising mix. In particular, we are very pleased with the solid trends of our performance brands, and more technical products during the quarter as we saw a demand for these products despite the environment.

Looking forward, we are also excited about the upcoming Olympic Games. The Games tend to raise awareness overall of sports in general, and these games in particular are of interest to a lot of people, given their location. We are hopeful we will see a benefit from this interest.

Third, as I noted at the start of the call, we have been highly focused on inventory management. We are pleased with our ability to reduce inventory levels while also successfully getting the right technical and performance product in our stores that our customers are responding to. Our efforts to more aggressively manage inventory are reflected in our 6.8% reduction in average inventory per store compared to the same period last year.

Importantly, we have reduced average inventory per store while increasing new merchandising receipts during the quarter, as well as maintaining merchandise margins. We are being deliberate in our markdown strategy, focusing on our aged inventory and ensuring that we keep fresh and current merchandise on our shelves.

Finally, our focus on connecting with our customers and bringing them not just into our stores but also to different sports, remains one of our top priorities. We understand the pressures affecting them, and we want to ensure that we continue to use creative marketing techniques as well as unique products and services to give them a great shopping experience.

During the quarter, we were very pleased with our Action Pass customer relationship management program which continues to gain traction. We are introducing approximately 7,000 new members a week to our Action Pass database, and currently we have 366,000 members. We are leveraging the exclusive benefits of Action Pass to draw customers into our stores. As a result, we are able to learn and track their dynamic shopping behaviors more accurately.

In addition, our team sales division is continuing to improve, and from a bottom-line standpoint produced one of our strongest first quarters ever. Under our new leadership, we have been able to better leverage the overlap between team sales and our retail stores to further build our brand presence in our local communities.

We are especially focused on increasing the performance products offered through our team sales division in the same way we have done in our stores. Simply put, we are able to do this by partnering with the right vendors and maintaining strong relationships. Not many sporting goods retailers can match the breadth and depth of our team sales division, and we believe this will continue to be a key differing factor for our business.

Lastly, as all of you know, we are committed to providing specialty services to our customers for a variety of sports. In this way, we bring an entire sport to our customers, not just the product. To offer the expert advice Sport Chalet is known for, we remain committed to training programs for our employees. We recently completed Surf Camp, which was a big success, and we look forward to offering enhanced training programs for our employees that will continue to benefit our customers.

In light of the environment, we began the year with an intense focus on improving our operational processes. I am very pleased with our Company's execution and determination while we navigate through this challenging time.

Looking ahead, we continue to focus on the long-term growth of Sport Chalet. As you may have seen, early in the quarter we had the grand opening of our new West Los Angeles store. In addition, we are on track to open our new store in Queen Creek, which will mark our 8th store in Arizona. We also plan to complete the relocation of our La Canada store next month, which will be a new and larger 45,000 square foot store. We are very excited about the benefits this will bring to our loyal customers in this market, and to our business overall.

With this new store, we will now have a prototypical Sport Chalet store located next door to our headquarters, which will be the first time that we've had that ability to easily work with our customers and our vendors in a prototype Sport Chalet store environment. This work will include everything from category adjacencies, vendor shop-in-shop concepts, and point-of-purchase displays. We will also be able to utilize this store as a test lab for new products, services and store systems, and we will closely monitor their performance within our merchandising initiatives. We think this relocated new store will be a tremendous asset to us for many reasons.

Finally, we are on track to open our next store in Southern California in Menifee off the 215 freeway, and another Northern California store in Concord later this year.

Before I turn the call over to Howard for a review of the results, I would like to note that while we are working diligently to improve our business for the long-term and navigate the current difficult environment, we are also staying true to our roots and the history that has made Sport Chalet the great company that it is today. We have not let the current macro-environment slow us down or deter our dedication to our strong customer-focused values.

And now, I'll turn the call over to Howard for a review of our financial results.

Howard Kaminsky - Sport Chalet - CFO

Thanks, Craig, and good afternoon, everyone. Total sales for the first quarter were $87.1 million, compared to total sales of $91.6 million in the first quarter of fiscal 2008 for a 4.8% decrease.

Eight new stores not included in same stores sales contributed $5.5 million in sales during the first quarter this year. Comparable store sales for the quarter decreased 11.1%. The decrease in comp store sales was primarily a result of soft macroeconomic conditions, and, to a lesser extent, new store openings by the Company and competitors in certain markets.

Gross margin decreased to 26.1% from 28.6%, in the first quarter last year. The decrease was primarily due to increased rent as a percent of sales, primarily from new stores, and the reduction in comparable store sales compared to the first quarter of fiscal 2008. Despite the reduction in gross margin, we are very pleased that we were able to maintain our merchandise margins for the quarter.

For the first quarter, selling, general and administrative expenses as a percent of sales increased to 29.8%, from 25.9% last year, reflecting higher expenses as the Company's new stores ramp up, as well as reduced leverage from lower same store sales.

The net loss for the quarter was $4.5 million, or $0.32 per diluted share, compared to a net loss of $664,000, or $0.05 per diluted share for the first quarter last year.

As Craig noted, we have remained focused on more aggressively managing our inventory. We reduced our average inventory per store by 6.8% at the end of the first quarter this year, compared to the same period last year. We achieved this reduction without impacting the flow of product to our stores. New merchandise receipts increased almost 4% compared to the same quarter last year on lower sales volume.

Given that we continue to open new stores and implement better technology, all while operating on a lower sales base, we are very pleased that we have been able to maintain a strong working capital position. Notably, we have increased availability on our bank facility at the end of this first quarter this year versus availability last year. We are very pleased with this achievement as we continue to allocate our capital efficiently and make strategic investments in our business.

In addition, as previously announced, we amended our credit facility to increase the line from $40 million peak borrowing to $70 million, with less restrictive covenants, providing us with increased financial flexibility for the future. Our interest expense in the quarter increased $298,000 primarily due to a one-time closing fee in relation to this amended credit facility.

Regarding our outlook, given the recent challenging selling environment, we are continuing to take a cautious approach for the remainder of fiscal 2009. With that said, I would like to reiterate that we believe we are taking the necessary steps to position our Company for the future and generate value for all our stockholders over the long-term.

That concludes my review of first quarter results. We will now open the call up in the event any of you have questions. Operator?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from Rick Nelson with Stephens Inc.

Rick Nelson - Stephens Inc. - Analyst

Good afternoon.

Craig Levra - Sport Chalet - Chairman and CEO

Hi, Rick.

Rick Nelson - Stephens Inc. - Analyst

Hi. Can you talk about merchandise categories -- wherever you're seeing relative strength and weakness?

Craig Levra - Sport Chalet - Chairman and CEO

Yes. For the quarter, Rick, we saw fairly good strength behind our men's apparel business along with our fitness business. Probably had our largest challenge in our women's apparel business. Footwear was difficult as well. One of the things we really noticed as we moved into the back portion of the quarter with the gas prices shooting past $5 a gallon, along with lower lake levels -- water levels in our lakes because of the drought in the West, which had a significantly negative impact on what we consider to be our lake business, which is all the product that you would use at an inland location for water.

Rick Nelson - Stephens Inc. - Analyst

In terms of SG&A, is there much opportunity in there to come back to the macro-environment, or have you done pretty much what you can?

Craig Levra - Sport Chalet - Chairman and CEO

I think it's a great question. We've got a lot of new immature stores that are part of that number. As we look internally, where else do you trim? You have to be very cautious because we clearly have big plans for our future and you can't mortgage the future based on the present, we don't believe. So, are we looking at everything? Every day.

Rick Nelson - Stephens Inc. - Analyst

Can you talk about the momentum of the business during the quarter? Is it getting more difficult as the quarter progressed, or -- any trend would be helpful.

Craig Levra - Sport Chalet - Chairman and CEO

Yes. It was better in April and May and got worse in June. There was obviously -- you've seen the foreclosure rates and the -- I'm not going to say panic, but certainly a lot of concern based on the second biggest bank failure in US history being literally 5 miles from our corporate office. Created a lot of concern I think in all consumers' minds, our customers and everybody else's.

Rick Nelson - Stephens Inc. - Analyst

And is that continuing here beyond the quarter that you just reported?

Craig Levra - Sport Chalet - Chairman and CEO

To some degree, yes.

Rick Nelson - Stephens Inc. - Analyst

How about inventory? How do you feel about the content?

Craig Levra - Sport Chalet - Chairman and CEO

Well, certainly we've got fresh product on the shelf, that's for sure. We worked very hard as we had concern going into holiday last year. We really, as we talked earlier, started feeling concern about the housing influence back in April of '07, and began to take small steps then. They got bigger as we moved into fall of last year. Worked really hard going through another difficult winter -- a late start to the winter -- in reducing inventory and particularly reducing aged inventory.

We have a more aggressive markdown cadence, again, with Tom Tennyson's leadership in setting it up for us. His new role as Chief Merchandising Officer. We are monitoring open-to-buy literally on a weekly and sometimes daily basis. And, given the sales shortfall which was pretty significant, we've managed to maintain freshness with inventory, bring the right product in, and continue on.

Rick Nelson - Stephens Inc. - Analyst

What sort of lead times does the ski and snowboard business entail, and what are your expectations there for the holiday?

Craig Levra - Sport Chalet - Chairman and CEO

In terms of what kind of ski and snowboard business we'll have this year?

Rick Nelson - Stephens Inc. - Analyst

Yes. And when do you make your commitments for the season?

Craig Levra - Sport Chalet - Chairman and CEO

Well, the commitments were made many months ago. And overall our expectation is if it -- if the weather cooperates, we're positioned to have a great year. If the weather doesn't cooperate -- each year we take varying steps to mitigate our downside risk and we've done the same thing again this year in the event that winter doesn't materialize like we hope it does. But, as you well know, we are in the midst of a pretty significant drought in the Western US and that impacts the winter business. No question about it.

Rick Nelson - Stephens Inc. - Analyst

Do you plan for that type of season, or do you plan for a normal season?

Craig Levra - Sport Chalet - Chairman and CEO

Well, what was normal 10 years ago is no longer normal today. And, we take all of those factors into account. We use a research -- actually a Ph.D. from the Jet Propulsion Lab, down the street from us, to give us guidance based on his -- he's a climatologist, Chief Climatologist at JPL, based on what he sees of weather patterns and trends in 6-month and 1-year multiyear basis, and we factor that in accordingly. A lot of retailers have teams of people who do this. We're pretty fortunate. We've got an expert right down the street from us.

Rick Nelson - Stephens Inc. - Analyst

Thank you very much and good luck.

Craig Levra - Sport Chalet - Chairman and CEO

Thank you.

Operator

Your next question comes from Jeff Mintz with Wedbush.

Jeff Mintz - Wedbush Morgan Securities - Analyst

Thanks. Good afternoon, guys.

Craig Levra - Sport Chalet - Chairman and CEO

Hello, Jeff.

Jeff Mintz - Wedbush Morgan Securities - Analyst

A couple of questions here. On the comp, you gave the average ticket up 7.6%, I guess two questions on that. What do you see as driving that average ticket, and, secondly, does that imply that transaction numbers were down in the high teens?

Craig Levra - Sport Chalet - Chairman and CEO

Well, transactions clearly were down. They were double digit down. The customers that are coming in are spending more. It's an interesting dynamic to watch and to study. I think people that are spending money are -- certainly everybody's being cautious about how they're spending money, but it seems like from our customers, and you would expect this knowing our customer base, when they're spending, they're going to spend it on the very best product available.

As you know, we're not in the disposable apparel business or the disposable footwear business, and certainly not in hard goods either, so we -- the product we sell -- the technical performance product we sell resonates with our customers. And that was a good statistic coming out of this very, very difficult first quarter.

Jeff Mintz - Wedbush Morgan Securities - Analyst

Are the units per transaction up? Is it that they're buying more items, or are they just buying more expensive -- ?

Craig Levra - Sport Chalet - Chairman and CEO

It's dead flat to last year.

Jeff Mintz - Wedbush Morgan Securities - Analyst

Units per transaction?

Craig Levra - Sport Chalet - Chairman and CEO

Sure.

Jeff Mintz - Wedbush Morgan Securities - Analyst

Okay. And then on a related issue, obviously we're hearing a lot about cost pressures coming out of China and I'm sure you're hearing a lot about that as well. Are you seeing prices go up both for you from your vendors, and also are you pushing price points up for your customers?

Craig Levra - Sport Chalet - Chairman and CEO

We're not pushing any prices up today on any commodity items, particularly product coming out of China. Our teams in buying recognized this many, many months ago and made aggressive commitments to the product we knew we could sell, locked in at lower prices and I think we're going to be in great position on a large number of our products across multiple categories, Mountain Shop and Fitness just to name a couple, where we're able to protect our position, have the inventory, have it at a better cost than many of our competitors.

Jeff Mintz - Wedbush Morgan Securities - Analyst

Great. And, then, on the use of debt. I don't know if you want to comment, Howard, or if you do, Craig, what do you see going forward as the need for debt and the appropriate level of debt given the overall environment and the difficulties with the consumer?

Howard Kaminsky - Sport Chalet - CFO

Well, we've got three more stores to open, plus a relocation, on the capital expenditure side, and we have not committed to anything significant beyond that. We're obviously focused on preserving our working capital. We'll take advantage of opportunities when we're comfortable they're good opportunities. We'll have our seasonal borrowing in the fall as normal. And, then we'll just keep an eye on things.

Jeff Mintz - Wedbush Morgan Securities - Analyst

And, then, I guess finally, obviously you guys are expanding and planning for the future and better financial times. But, have you given any thought to closing underperforming stores? Are there stores that you're looking at perhaps as not appropriate even when times do improve?

Craig Levra - Sport Chalet - Chairman and CEO

Yes, when business is good you're examining how you can do better, and certainly when business is tough like it is today you're always going through that same examination. As you know, we took a significant write-down during the third quarter of last fiscal year against a couple of California stores and they would be on the list for consideration.

So we are clear, we want to be profitable in all of our stores. We didn't go into, we don't ever go into, a store with the thought process of, well, we'll try this and see how it works. We're very deliberate, very strategic in our store expansion plans and the sites and the markets that we choose. And, again, this has somewhat been a moving situation for our country and retail in general and the economic climate, and certainly in the Western United States, so assumptions made 2, 3 and 4 years ago maybe don't hold the same weight that they do today in this environment, and the good news is we don't believe this will last forever.

Jeff Mintz - Wedbush Morgan Securities - Analyst

Well, let's hope not. Thanks very much and good luck.

Craig Levra - Sport Chalet - Chairman and CEO

Thank you.

Operator

Your next question comes from Reed Anderson with D.A. Davidson.

Reed Anderson - D.A. Davidson & Co. - Analyst

Good afternoon.

Craig Levra - Sport Chalet - Chairman and CEO

Hi, Reed.

Reed Anderson - D.A. Davidson & Co. - Analyst

Hi. Craig, you talked about being very targeted with promotion and so forth. Can you just expand on that a little and give us a little flavor of what went on in the quarter?

Craig Levra - Sport Chalet - Chairman and CEO

Yes, absolutely. I think as we looked in the quarter and rolled into our spring selling season, a couple of things. One, we ramped up our Action Pass activity as we talked about. Had some great opportunities for our best customers to go to the US Olympic Trials in Omaha, Nebraska. Our best surfing customers are going to go surfing, I believe at the Billabong Surf Team this fall. We are in the process of getting ready to give away a $70,000 ski boat courtesy of Spy Optics. We took customers, I think the trip's this week or next week, to Mexico courtesy of Eagle Creek as part of the Action Pass program.

We also selectively took stores who were struggling a bit with sales and put additional markdowns on clearance product to stimulate traffic in store sales. And we did that but still came out with a better gross margin percentage overall than we had budgeted and certainly better than last year. So, we talk about being target and specific, we specifically, again, present great opportunities for Action Pass members, and at the same time specifically attack problem areas where they needed to be attacked and move through product that was either going to become aged or had already become aged through additional and clearance events that helped.

Reed Anderson - D.A. Davidson & Co. - Analyst

So, when you focused on Action Pass, was primarily electronic-type of campaign? Is that how that would be done?

Craig Levra - Sport Chalet - Chairman and CEO

Yes, it's electronic, but we always in every insert and every direct mail piece that we do, we always speak to the benefits of becoming an Action Pass member. I know our merchandising teams were just out in market a couple of weeks ago, last week, and coming up in the next market travels in the next couple of weeks, and our vendors are very enthused about the program that we're offering them to be a participant in. And we see that as another way really to cut through the clutter, in terms of how you reach customers effectively.

We all know the challenges that newspapers are under today, and we're taking the right steps going forward to reach customers who have a changing view of the world and a changing way they like to receive information about products or services. How do we effectively reach out to them and be meaningful to them, in talking about the sports that they are most interested in.

Reed Anderson - D.A. Davidson & Co. - Analyst

Makes sense. And, then, to that comment about actually maintaining or actually maybe picking up a little bit of merchandise margin despite the markdown -- the markdown and promotion. Is that a function of just you timed it better or you took your marks earlier but not quite as deep. How should we think about that?

Craig Levra - Sport Chalet - Chairman and CEO

Well, I think a couple of things. I think number one we took some significant markdowns to finish the fourth quarter fiscal '07/'08. That was January, February, March of this calendar year. And, in addition, Tom Tennyson's done a great job directing our buying team on how to negotiate better opportunities with our vendors and improve our gross margin, more selective on the markdowns that we took, and just better overall cadence in terms of aggressively managing inventory both inbound and outbound. And making sure we're putting inventory in the stores -- in the right stores at the right quantity. And working our way through this.

Craig Levra - Sport Chalet - Chairman and CEO

Is there opportunity to do even better? Absolutely and they're well-focused on that initiative.

Reed Anderson - D.A. Davidson & Co. - Analyst

Now, I know you don't have a crystal ball and it's very, very difficult. I'm sure there's daily swings that are very surprising, but as you start to cycle some of these easier comparers, last year being down, high singles, mid to high singles in the second half, is there a reason to think it should get a little bit better? How -- should we think that way or is there just nothing out there to lead you to that at this point?

Craig Levra - Sport Chalet - Chairman and CEO

I don't -- it's tough for me to say because I think I'm like you. We get surprised every day. As you know, the State of California has a $20 billion shortfall and talking about massive layoffs in the state government levels and I think we were just saying last week -- Howard and I were discussing, the Los Angeles Bureau of Airports, the governing body that runs LAX, is predicting something like a 33%. If you compare November of 2000, the highest traffic month of LAX, with what is projected to be November of 2008 traffic, it's going to be down like 33%.

Reed Anderson - D.A. Davidson & Co. - Analyst

Wow.

Craig Levra - Sport Chalet - Chairman and CEO

There's just some massive things happening on the West coast that really are unprecedented and I don't think the rest of the country really either feels -- and would have no reason to feel the impact of what's taking place out here. It is just a different environment and people we talk to, whether it's manufacturers or retailers or mall landlords or financial community, whomever it might be, all basically say the same thing. They've never really seen anything this economic environment quite like this. So, it's very challenging, in a stimulating sort of way, but we are confident we're on the right path. The trick is to get there.

Reed Anderson - D.A. Davidson & Co. - Analyst

Did you observe, Craig, that competitively you saw your close peers out there also being more aggressive on the markdown, that sort of thing?

Craig Levra - Sport Chalet - Chairman and CEO

Yes, I think some did. It's really a function of how are you positioned with fresh inventory, and we, again, through market travels, I think some of our team viewed some of our competitors with a lot of clearance product, other retailers with a lot of clearance product. We don't have a lot of clearance product in our stores today. And, we think that's a good thing. We think the customers, again, that are coming in want to see freshness and newness. It's what we hang our hat on from a merchandising initiative and certainly want to see the right performance and technical product, and the thing is now with SAP is the foundational system with all the other improvements we've made. We can really very quickly pinpoint and execute opportunities and trends for the good and the bad and leverage what's going up, keep it going up. Leverage what's trending down. Stop the bleeding, so to speak, and navigate through this environment.

Reed Anderson - D.A. Davidson & Co. - Analyst

And then, Howard, could you just quantify the one-time interest expense number, was it a few-hundred thousand dollars for that new line?

Howard Kaminsky - Sport Chalet - CFO

It was $350,000.

Reed Anderson - D.A. Davidson & Co. - Analyst

$350,000. And then, I noticed here the depreciation ticked up a little bit from last quarter and this is the new run right here? Was there something unusual in the quarter?

Howard Kaminsky - Sport Chalet - CFO

Yes, it's about half coming from new stores and half systems.

Jeff Mintz - Wedbush Morgan Securities - Analyst

So this is the new level though basically.

Howard Kaminsky - Sport Chalet - CFO

Yes.

Jeff Mintz - Wedbush Morgan Securities - Analyst

Perfect. Thank you. Good luck.

Howard Kaminsky - Sport Chalet - CFO

Thank you.

Operator

Your next question comes from Mike Mork with Mork Capital Management.

Mike Mork - Mork Capital Management - Analyst

Hi. I just was curious. You have a pretty ambitious store program this year. And looking into calendar '09, are you going to open another 3 to 5 stores, do you think, or are you just going to hold off until you -- the clouds clear a little bit?

Craig Levra - Sport Chalet - Chairman and CEO

Well, we're continuing to aggressively look for sites in the four states we're operating in as well as additional states. We have not given any forward guidance and we typically don't. We usually announce new store openings right at the beginning of the fiscal year what our plans are for that year. So, we're a long way away from fiscal '09. We're looking, but we haven't announced anything yet.

Mike Mork - Mork Capital Management - Analyst

Just one positive with this economy is it seems like land and some sites should be more available now at more reasonable prices.

Craig Levra - Sport Chalet - Chairman and CEO

Well, every week somebody falls off the cliff, so to speak, on the retail side, and, so, that absolutely creates more opportunity.

Mike Mork - Mork Capital Management - Analyst

Okay. Thank you.

Craig Levra - Sport Chalet - Chairman and CEO

It's downward pressure on construction costs because a lot of material, raw material, isn't being utilized for home building, obviously, in the Western US, and lease rates are starting to trend downward from where they've been and I would imagine as some of these restructurings go along on the retail side, there'll be more good space available at better rates.

Mike Mork - Mork Capital Management - Analyst

Okay, well thank you.

Craig Levra - Sport Chalet - Chairman and CEO

Thank you.

Operator

If there are no more questions at this time, Mr. Levra, please continue with any closing remarks.

Craig Levra - Sport Chalet - Chairman and CEO

Thank you. While we are currently operating in this challenging environment, it is Sport Chalet's future and the opportunities ahead of us that excite each one of our 4,300 employees at Sport Chalet as we come to work every day. We'd like to thank all of you again for joining us and if you have any follow-up questions, feel free to contact Howard or me. Have a great afternoon.